Exhibit 4.2

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT AND LAWS OR, SUBJECT TO SECTION 5.3 HEREOF, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT TO PURCHASE STOCK

Issuer: Gentara Corporation, a Delaware corporation

Number of Shares: 12,500 subject to adjustment

Class of Stock: Common Stock, $0.0001 par value per share

Exercise Price: $1.00, subject to adjustment

Issue Date: December   , 2004

Expiration Date: December   , 2014

FOR THE AGREED UPON VALUE of $1.00, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, this Warrant is issued to SILICON VALLEY BANK (together with its successors and permitted assigns, “Holder”) by Gentara Corporation, a Delaware corporation (the “Company”).

Subject to the terms and conditions hereinafter set forth, the Holder is entitled upon surrender of this Warrant and the duly executed Notice of Exercise form annexed hereto as Appendix 1 (“Notice of Exercise”), at the principal office of the Company, 365 Phoenixville Pike, Malvern, Pennsylvania 19355 or such other office as the Company shall notify the Holder of in writing, to purchase from the Company up to Twelve Thousand Five Hundred (12,500) fully paid and non-assessable shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (“Common Stock”) at a purchase price per Share of One Dollar ($1.00) (the “Exercise Price”). This Warrant may be exercised in whole or in part at any time and from time to time until 5:00 PM, Eastern time, on the Expiration Date, and shall be void thereafter. Until such time as this Warrant is exercised in full or expires, the Exercise Price and the Shares are subject to adjustment from time to time as hereinafter provided.

ARTICLE 1. EXERCISE.

1.1          Method of Exercise. Holder may exercise this Warrant by delivering a duly executed Notice of Exercise to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check for the aggregate Exercise Price for the Shares being purchased.

1.2          Conversion Right. In lieu of exercising this Warrant as specified in Section 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined as follows:

X = Y (A-B)/A

where:

X = the number of Shares to be issued to the Holder.

Y = the number of Shares with respect to which this Warrant is being exercised.

A = the Fair Market Value (as determined pursuant to Section 1.3 below) of one Share.

B = the Exercise Price.

1.3          Fair Market Value.

1.3.1       If shares of Common Stock are traded on a nationally recognized securities exchange or over the counter market, the fair market value of one Share shall be the closing price of a share of Common Stock reported for the business day immediately preceding the date of Holder’s Notice of Exercise to the Company.

1.3.2       If shares of Common Stock are not traded on a nationally recognized securities exchange or over the counter market, the Board of Directors of the Company shall determine the fair market value of a share of Common Stock in its reasonable good faith judgment.

1.4          Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this Warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the right to purchase the Shares not so acquired.

1.5          Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.6         Assumption on Sale, Merger, or Consolidation of the Company.

1.6.1       “Acquisition”. For the purpose of this Warrant, “Acquisition” means any sale, transfer, exclusive license, or other disposition of all or substantially all of the assets of the Company, or any acquisition, reorganization, consolidation or merger of the Company where the holders of the Company’s outstanding voting equity securities immediately prior to the transaction beneficially own less than a majority of the outstanding voting equity securities of the surviving or successor entity immediately following the transaction.

1.6.2       Upon the closing of any Acquisition (other than an Acquisition in which the consideration received by the Company’s stockholders consists solely of cash and/or cash equivalents), and as a condition precedent thereto, the successor or surviving entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Exercise Price shall be adjusted accordingly, and the Exercise Price and number and class of Shares shall continue to be subject to adjustment from time to time in accordance with the provisions hereof. Upon the closing of any Acquisition in which the consideration received by the Company’s stockholders consists solely of cash and/or cash equivalents, then, to the extent not exercised or converted on or before the closing of such Acquisition, this Warrant shall terminate and be of no further force or effect.

ARTICLE 2. ADJUSTMENTS TO THE SHARES.

2.1          Stock Dividends, Splits, Etc.  If the Company declares or pays a dividend on the outstanding shares of Common Stock, payable in Common Stock or other securities, or subdivides the outstanding Common Stock into a greater amount of Common Stock, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

2.2          Reclassification, Exchange or Substitution.  Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. The Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Exercise Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3          Adjustments for Combinations, Etc.  If the outstanding shares of Common Stock are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Exercise Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

2.4          No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or by-laws, or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment.

2.5         Intentionally Omitted.

2.6          Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon any exercise or conversion of this Warrant, the Company shall eliminate such fractional Share interest by paying Holder an amount computed by multiplying such fractional interest by the Fair Market Value (determined in accordance with Section 1.3 above) of one Share.

2.7          Certificate as to Adjustments. Upon each adjustment of the Exercise Price, number of Shares or class of security for which this Warrant is exercisable, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its chief financial officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Exercise Price, number of Shares and class of security for which this Warrant is exercisable in effect upon the date thereof and the series of adjustments leading to such Exercise Price, number of Shares and class of security.

ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1         Representations and Warranties. The Company hereby represents and warrants to the Holder as follows:

3.1.1       All Shares which may be issued upon the due exercise of this Warrant shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

3.1.2       The Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued shares such number of shares of its Common Stock and other securities as will be sufficient to permit the exercise in full of this Warrant and the conversion or exchange of such Common Stock into or for such other securities.

3.1.3       The execution and delivery by the Company of this Warrant and the performance of all obligations of the Company hereunder, including the issuance to Holder of the Shares upon exercise or conversion hereof, (i) have been duly authorized by all necessary corporate action on the part of the Company, its Board of Directors and stockholders, (ii) do not conflict with or violate the Certificate and/or the Company’s by-laws, (iii) do not contravene any law or governmental rule, regulation or order applicable to it, and (iv) do not contravene any provision of, or constitute a default under, any material indenture, mortgage, contract or other instrument to which it is a party or by which it is bound. This Warrant constitutes the legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

3.2          Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon any of its Common Stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of Common Stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of any of its Common Stock; or (d) to merge or consolidate with or into any other corporation, or sell, lease, grant an exclusive license in, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall give Holder (1) at least 20 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of securities of the Company shall be entitled to receive such dividend, distribution or rights) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; and (2) in the case of the matters referred to in (c) and (d) above at least 20 days prior written notice of the date when the same will take place (and specifying the date on which the holders of securities of the Company will be entitled to exchange their securities of the Company for securities or other property deliverable upon the occurrence of such event). The Company’s failure to give any notice to Holder as and when required by this Section 3.2, and/or any defect in any such notice given, shall not affect the validity of the transaction or event requiring such notice.

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF THE HOLDER.  Each Holder of this Warrant, by its acceptance, hereby represents and warrants to the Company as follows:

4.1          Purchase for Own Account.  This Warrant and the Shares to be acquired upon exercise hereof will be acquired for investment for Holder’s account, not as nominee or agent, and not with a view to sale or distribution in violation of applicable federal and state securities laws; provided that, for regulatory reasons, Silicon Valley Bank will transfer this Warrant to its parent corporation, Silicon Valley Bancshares, promptly following issuance hereof.

4.2          Investment Experience. Holder understands that the purchase of this Warrant and the Shares covered hereby involves substantial risk. Holder (a) has experience as an investor in unregistered securities, (b) has sufficient knowledge and experience in financial and business affairs that it can evaluate the risks and merits of its investment in this Warrant and the Shares, and (c) can bear the economic risk of such Holder’s investment in this Warrant and the Shares.

4.3          Accredited Investor. Holder is an “accredited investor” as such term is defined in Regulation D under the Securities Act of 1933, as amended.

ARTICLE 5.  MISCELLANEOUS.

5.1          Automatic Conversion upon Expiration.  In the event that, upon the Expiration Date, the Fair Market Value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above is greater than the Exercise Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised or converted, and the Company shall promptly deliver a certificate representing the Shares (or such other securities) issued upon such conversion to the Holder.

5.2          Legends. This Warrant and the Shares shall be imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT AND LAWS OR, SUBJECT TO SECTION 5.3 OF THAT CERTAIN WARRANT TO PURCHASE STOCK ISSUED BY THE CORPORATION TO SILICON VALLEY BANK DATED AS OF                        , AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

5.3          Compliance with Securities Laws on Transfer. This Warrant and the Shares may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to Silicon Valley Bancshares or other affiliate of Holder.

5.4          Transfer Procedure. Following its receipt of this executed Warrant, Silicon Valley Bank will transfer same in whole or in part to its parent corporation Silicon Valley Bancshares, and thereafter Holder and/or Silicon Valley Bancshares may, subject to Section 5.3 above, transfer all or part of this Warrant and/or the Shares at any time and from time to time by giving the Company notice of the portion of the Warrant and/or Shares being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable); provided, that at all times prior to the Company’s IPO, Holder shall not, without the prior written consent of the Company, transfer this Warrant (or any part hereof) or any Shares to any person who directly competes with the Company, unless such transfer is in connection with an Acquisition of the Company by any such person.

5.5          Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally, or mailed by first-class registered or certified mail, postage prepaid, or sent via reputable overnight courier service, fee prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such holder from time to time, but in all cases, unless instructed in writing otherwise, the Company shall deliver a copy of all notices to Holder to Silicon Valley Bank, Treasury Department, 3003 Tasman Drive, HA-200, Santa Clara, California 95054.

5.6          Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7          Attorneys Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.8          Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to its principles regarding conflicts of law.

5.9          No Rights as a Shareholder. Except as specifically provided in this Warrant, Holder shall have no rights as a shareholder of the Company in respect of the Shares issuable hereunder unless and until Holder exercises this Warrant as to all or any of such Shares.

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IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Stock to be executed as an instrument under seal by its duly authorized representative as of the date first above written.

“COMPANY”

GENTARA CORPORATION

By:	/s/ John M. Gill
Name: John M. Gill
Title: President & CEO

APPENDIX 1

NOTICE OF EXERCISE

1.             The undersigned hereby elects to purchase                           shares of the stock of                              pursuant to Section 1.1 of the attached Warrant, and tenders herewith payment of the Exercise Price of such shares in full.

1.             The undersigned hereby elects to convert the attached Warrant into Shares in the manner specified in Section 1.2 of the attached Warrant. This conversion is exercised with respect to                 of shares of the                  Stock of                         .

[Strike paragraph that does not apply.]

2.             Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

3.           The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

(Signature)

(Date)

APPENDIX 2

ASSIGNMENT

For value received, Silicon Valley Bank hereby sells, assigns and transfers unto

Name:	Silicon Valley Bancshares

Address:	3003 Tasman Drive (HA-200)
Santa Clara, CA 95054

Tax ID:	91-1962278

that certain Warrant to Purchase Stock issued by Gentara Corporation (the “Company”), on December    , 2004 (the “Warrant”) together with all rights, title and interest therein.

SILICON VALLEY BANK

By:
Name:
Title:

Date: [insert Issue Date]

By its execution below, and for the benefit of the Company, Silicon Valley Bancshares makes each of the representations and warranties set forth in Article 4 of the Warrant as of the date hereof.

SILICON VALLEY BANCSHARES

By:
Name:
Title: